Exhibit 20.2

SUMMARY OF RIGHTS TO PURCHASE
SHARES OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

On February 5, 2013 the Board of Directors of Qualstar Corporation, a California corporation (the “Company”), declared a dividend distribution of one right (each, a “Right”) for each outstanding share of common stock, no par value per share, of the Company (the “Common Shares”). The dividend is payable to holders of record as of the close of business on February 15, 2013 (the “Record Date”).

The following is a summary description of the Rights. This summary is intended to provide a general description only and is subject to the detailed terms and conditions of the Rights Agreement (the “Rights Agreement”), dated as of February 5, 2013, by and between the Company and Corporate Stock Transfer, Inc., a Colorado corporation, as rights agent (the “Rights Agent”).

1.           Issuance of Rights

Each holder of Common Shares as of the Record Date will receive a dividend of one Right per Common Share. One Right will also be issued together with each Common Share issued by the Company after the Record Date and prior to the Distribution Date (as defined in Section 2 below), and in certain circumstances, after the Distribution Date. New certificates (or, if uncertificated, by the book entry account that evidences record ownership of such shares) for Common Shares issued after the Record Date will contain a notation incorporating the Rights Agreement by reference.

Until the Distribution Date:

●	the Rights will not be exercisable;

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the Rights will be evidenced by the certificates for Common Shares (or, if uncertificated, by the book entry account that evidences record ownership of such shares) and not by separate rights certificates; and

●	the Rights will be transferable by, and only in connection with, the transfer of Common Shares.

2.           Distribution Date; Exercise of Rights; Beneficial Ownership

The Rights are not exercisable until the Distribution Date. As of and after the Distribution Date, the Rights will separate from the Common Shares and each Right will become exercisable to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value per share, of the Company (each whole share, a “Preferred Share”) at a purchase price of $3.00 (such purchase price, as may be adjusted, the “Purchase Price”). This portion of a Preferred Share would give the holder thereof approximately the same dividend, voting, and liquidation rights as would one Common Share.

The “Distribution Date” is the earlier of:

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the close of business on the tenth (10th) business day following a public announcement that any person, together with such person’s related persons (other than the Company or certain related entities), has become the beneficial owner of 10% or more of the then outstanding Common Shares other than as a result of repurchases of Common Shares by the Company or certain inadvertent acquisitions (such person is an “Acquiring Person” and such date is the “Shares Acquisition Date”); provided, however, that shareholders who currently beneficially owns 10% or more of the outstanding Common Shares, will not be considered an Acquiring Person unless and until such shareholder acquires beneficial ownership of any additional Common Shares, subject to certain exceptions;

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the close of business on the tenth (10th) business day (or such later date as the Board of Directors of the Company shall determine prior to the occurrence of a Distribution Date) after the date of the commencement of, or first public announcement of the intent of any person (other than the Company or certain related entities) to commence (within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act) subsequent to February 5, 2013, a tender or exchange offer that, if completed, would result in such person becoming an Acquiring Person; and

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immediately prior to the acceptance for payment of the Common Shares tendered pursuant to any tender offer or exchange offer commenced by or on behalf of any person (other than the Company or certain related entities) prior to, and pending as of, February 5, 2013, if upon consummation thereof, such person would become an Acquiring Person

A person will be deemed to “beneficially own” any Common Shares if such person or any affiliated or associated person of such person:

●	is considered a “beneficial owner” of the Common Shares under Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

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has the right to acquire the Common Shares, either immediately or in the future, pursuant to any agreement, arrangement, or understanding (other than a customary underwriting agreement relating to a bona fide public offering of the Common Shares) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, except that a person will not be deemed to be a beneficial owner of (a) Common Shares tendered pursuant to a tender offer or exchange offer by or on behalf of such person or any affiliated or associated persons of such person until the tendered Common Shares are accepted for purchase or exchange, (b) securities issuable upon exercise of a Right before the occurrence of a Triggering Event (as defined in Section 5 below), or (c) securities issuable upon exercise of a Right after the occurrence of a Triggering Event if the Rights are originally issued Rights or were issued in connection with an adjustment to originally issued Rights;

●

has the right to vote or dispose of the Common Shares pursuant to any agreement, arrangement, or understanding (other than a right to vote arising from the granting of a revocable proxy or consent that is not also then reportable on a Schedule 13D); or

●

has an agreement, arrangement, or understanding with another person who beneficially owns Common Shares and the agreement, arrangement, or understanding is for the purpose of acquiring, holding, voting, or disposing of any securities of the Company (other than customary underwriting agreements relating to a bona fide public offering of Common Shares or a right to vote arising from the granting of a revocable proxy or consent that is not also then reportable on a Schedule 13D).

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying Common Shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of Common Shares specified in the documentation evidencing the derivative position as being subject to be acquired upon the exercise or settlement of the derivative position or as the basis upon which the value or settlement amount of such derivative position is to be calculated in whole or in part.

3.           Issuance of Rights Certificates

As soon as practicable after the Distribution Date, the Rights Agent will mail rights certificates to holders of record of the Common Shares as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will evidence the Rights.

4.           Expiration of Rights

The Rights will expire on the earliest of (a) 5:00 p.m., New York City time, on January 31, 2014, (b) the time at which the Rights are redeemed (as described in Section 6 below), and (c) the time at which the Rights are exchanged in full (as described in Section 7 below).

5.           Change of Exercise of Rights Following Certain Events

The following described events are referred to as “Triggering Events.”

(a)           “Flip-In” Event. In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Shares (or, in certain circumstances, other securities, cash, or other assets of the Company) having a value equal to two times the Purchase Price. Notwithstanding the foregoing, following the occurrence of a person becoming an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of a person becoming an Acquiring Person until such time as the Rights are no longer redeemable by the Company as set forth in Section 6 below.

For example, at a purchase price of $3.00 per Right, following the occurrence of a person becoming an Acquiring Person, each Right not owned by the Acquiring Person (or by certain related parties) would entitle its holder to purchase $6.00 worth of Common Shares (or other consideration, as noted above) for $3.00.

(b)           “Flip-Over” Events. In the event that, at any time after a person has become an Acquiring Person, (i) the Company engages in a merger or other business combination transaction in which the Company is not the continuing or surviving corporation or other entity, (ii) the Company engages in a merger or other business combination transaction in which the Company is the continuing or surviving corporation and the Common Shares of the Company are changed or exchanged, or (iii) fifty percent (50%) or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights that have previously become void as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price.

6.           Redemption

At any time until ten (10) business days following the Shares Acquisition Date (as defined in Section 2 above), the Board of Directors of the Company may direct the Company to redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Shares, or other consideration deemed appropriate by the Board of Directors of the Company). Immediately upon the action of the Board of Directors of the Company directing the Company to redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

However, in the event that the Company receives a Qualified Offer (as described below), the Rights may be redeemed by way of a shareholder action taken at a special meeting of shareholders called for the purpose of voting on a resolution to accept the Qualified Offer and to authorize the redemption of the Rights pursuant to the provisions of the Rights Agreement.  Such an action by shareholders requires the affirmative vote of the holders of at least a majority of all outstanding shares of Common Stock entitled to vote on such matter as of the record date of the special meeting, other than the person making the Qualified Offer and its related persons (the “Offeror”).  A “Qualified Offer” is an offer determined by a majority of the independent members of the Board to have, among other characteristics, each of the following:

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the offer must be fully financed and take the form of an all-cash tender offer, or an exchange offer offering shares of common stock of the offeror, or a combination thereof, for all of the outstanding shares of the Company’s Common Stock at the same per share consideration;

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the offer price per share must be greater than the higher of (a) the highest reported per share market price for shares of the Company’s Common Stock during the 12 months immediately preceding the commencement of the offer, (b) the highest price per share of the Company’s Common Stock paid by the person making the offer or any Related Persons thereof (as defined in the Rights Agreement) during the 24 months immediately preceding the commencement of the offer, (c) an amount that is 25% higher than the average of the daily per share closing prices for the Company’s Common Stock during the immediately preceding 12 months (determined as of the trading day immediately preceding the commencement of such offer), (d) an amount that is 25% higher than the closing price per share of the Company’s Common Stock (determined as of the trading day immediately preceding the commencement of such offer); and (e) if, at the time any offer is commenced, any other offer that is a Qualified Offer has been commenced and remains open, the per share price with respect to such earlier Qualified Offer;

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the offer does not result in a nationally recognized investment banking firm retained by the Board of Directors of the Company rendering an opinion to the Board that the consideration being offered to the holders of the Company’s Common Stock is either inadequate or unfair, from a financial standpoint, to the shareholders of the Company (other than the Offeror);

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the Company shall have received an irrevocable written commitment of the Offeror that the offer will remain open for at least one hundred twenty (120) business days and, if a special meeting of shareholders is requested, for at least ten (10) business days after the date of the special meeting or, if no special meeting is held within ninety (90) business days following receipt of the request for the special meeting, for at least ten (10) business days following such ninety (90) business day period;

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the offer must be conditioned on a minimum of at least two-thirds (2/3rds) of the outstanding shares of the Company’s Common Stock not held by the Offeror being tendered and not withdrawn as of the offer’s expiration date; and

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the Company must have received an irrevocable written commitment of the Offeror to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer.

7.           Exchange of Rights

At any time after a person becomes an Acquiring Person but before such person acquires beneficial ownership of fifty percent (50%) or more of the outstanding Common Shares, the Board of Directors of the Company may direct the Company to exchange the Rights (other than Rights owned by such person or certain related parties, which will have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment). The Company may substitute Preferred Shares (or shares of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) for Common Shares at an initial rate of one one-hundredth of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) per Common Share. Immediately upon the action of the Board of Directors of the Company directing the Company to exchange the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the number of Common Shares (or one one-hundredth of a Preferred Share or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences, and privileges) equal to the number of Rights held by such holder multiplied by the exchange ratio.

8.           Adjustments to Prevent Dilution; Fractional Shares

The Board of Directors of the Company may adjust the Purchase Price, the number of Preferred Shares or other securities or assets issuable upon exercise of a Right, and the number of Rights outstanding to prevent dilution that may occur (a) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Preferred Shares, (b) in the event of a stock dividend on, or a subdivision or combination of, the Common Shares, (c) if holders of the Preferred Shares are granted certain rights, options, or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares, or (d) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent (1%) of the Purchase Price. No fractional Preferred Shares will be issued (other than fractions that are integral multiples of one one-thousandth of a Preferred Share), and in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

9.           No Shareholder Rights Prior to Exercise; Tax Considerations

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or other consideration) of the Company or for common shares of the acquiring company or in the event of the redemption of the Rights as set forth in Section 6 above.

10.           Amendment of Rights Agreement

The Company (by action of the Board of Directors) may supplement or amend any provision of the Rights Agreement in order to (a) cure any ambiguity, (b) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with other provisions of the Rights Agreement, (c) shorten or lengthen any time period under the Rights Agreement, or (d) make any other provisions with respect to the Rights that the Company deems necessary or desirable; provided, however, that no supplement or amendment made after the time any person becomes an Acquiring Person may adversely affect the interests of the registered holders of rights certificates (other than an Acquiring Person or any affiliated or associated person of an Acquiring Person or certain of their transferees). Without limiting the foregoing, the Company may at any time before any person becomes an Acquiring Person amend the Rights Agreement to make the provisions of the Rights Agreement inapplicable to a particular transaction by which a person might otherwise become an Acquiring Person or to otherwise alter the terms and conditions of the Rights Agreement as they may apply with respect to any such provision.

11.           Availability of Rights Agreement

The Company has filed a copy of the Rights Agreement with the Securities and Exchange Commission as an exhibit to a Form 8-K filed on February 7, 2013.  In addition, a copy of the Rights Agreement is available free of charge from the Company.

THIS SUMMARY DESCRIPTION OF THE RIGHTS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RIGHTS AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE.